Exhibit 10.2

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Performance Share Unit Agreement (TSR Hurdle Form)

Cover Sheet

This Agreement evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Performance Share Unit Award (the “Award”) of the number of performance share units listed below (“Performance Share Units”). Each Performance Share Unit represents the right to receive one share of the Company’s common stock, $.0001 par value per share (“Common Stock”), or the value of such share, subject to achievement of the Performance Goal (defined below) within the period set forth below (the “Performance Period”) and the vesting conditions specified herein. This Award is subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated, (the “Plan”) and in this Agreement, consisting of this Cover Sheet, the attached Exhibit A and Appendix A thereto.

Participant Name:	<PARTICIPANT NAME>
Grant Date:	<GRANT DATE>
Performance Period:	3 years, beginning on the Grant Date
Number of
Performance Share Units:	<Number of shares>

RED HAT, INC. 100 East Davie Street Raleigh, North Carolina 27601

By
(electronically accepted)	Name:	Charles E. Peters, Jr.
<PARTICIPANT NAME>	Title:	EVP & Chief Financial Officer

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet, and Exhibit A and Appendix A thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically, within thirty (30) days following notification of the grant, pursuant to the online acceptance procedure established by the Company; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Performance Share Unit Agreement (TSR Hurdle Form)

Terms and Conditions

1.	Grant of Performance Share Units.

The Award is granted pursuant to, and is subject to and governed by, the Plan and the terms of this Agreement. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are payable pursuant to section 5 or Section 11 hereof are referred to in this Agreement as “Shares.” The Performance Share Units shall be granted to the Participant without payment of consideration.

The Performance Period consists of one performance segment corresponding to the three-year period that begins on the Grant Date. The Performance Share Units that vest during the Vesting Period (as defined below) are intended to qualify as performance based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) and this Agreement shall be administered and construed by the Committee in accordance with such intention.

2.	Vesting of Performance Share Units.

The Performance Share Units shall vest, provided that (i) the Performance Goal has been achieved on or before the last day of the Performance Period as certified by the Committee in writing and (ii) the Participant has maintained continuous service to the Company or one of its Affiliates as an Employee or Director (a “Business Relationship”) throughout the period ending on the date of the applicable vesting event (each, a “vesting date” as follows), except as provided in Section 4 or Appendix A:

(a) 50% of the Performance Share Units shall vest upon achievement of the Performance Goal on or before the last day of the Performance Period; and

(b) 50% of the Performance Share Units shall vest on the last day of the four-year period following the Grant Date (such four-year period, the “Vesting Period”).

If the Performance Goal is not achieved on or before the last day of the Performance Period, the Performance Share Units shall be forfeited for no consideration.

The Shares represented by any Performance Share Units that vest pursuant to this Section 2 shall be delivered to the Participant as set forth in Section 5, subject to the Committee’s certification in writing of the achievement of the Performance Goal.

3.	Performance Goal.

The “Performance Goal” is a TSR that is equal to or greater than 150% of the Base TSR. For purposes of this Agreement:

(a) “Acquisition” means an event that constitutes a Change in Control (as defined in the Plan) under clauses (ii) or (iii) of that definition;

(b) “Acquisition Price” means the per share equivalent on a fully diluted basis, assuming exercise of all outstanding options, of the cash consideration and securities paid or payable to the Company or its equity owners at the consummation of an Acquisition, with any securities that are not then publicly traded being valued by the Company’s Board;

(c) “Average Closing Price” means the average closing price of the Company’s common stock on a U.S. national securities exchange on which such stock principally trades for the applicable measurement period (for purposes of this determination, the average closing price shall be rounded to two decimal points), taking into account any adjustment under Section 12.2 of the Plan; provided, however, that if there is an Acquisition of the Company during the Performance Period, the “Average Closing Price” for a Performance Measurement Period means the Acquisition Price;

(d) “Base Measurement Period” means the period of 90 consecutive calendar days ending on the Grant Date;

(e) “Base TSR” is determined by adding (x) the Average Closing Price for the Base Measurement Period and (y) any cash dividend per share of Common Stock payable by the Company with respect to a record date set, and not rescinded, during the Base Measurement Period;

(f) “Performance Measurement Period” means any 90 consecutive calendar days occurring within the Performance Period; and

(g) “TSR” is determined by adding (x) the Average Closing Price for a Performance Measurement Period and (y) any cash dividend per share of Common Stock payable with respect to a record date set, and not rescinded, during such Performance Measurement Period.

4.	Cessation of Business Relationship.

(a) Continuous Business Relationship. If the Participant’s Business Relationship ceases for any reason, the Performance Share Units that were not vested as of the date of such cessation of Business Relationship will be forfeited, except as provided in this Section 4 or Appendix A. The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company or an Affiliate. For purposes hereof, a Business Relationship may not be considered as having ceased during any leave of absence, at the discretion of the Committee, provided such leave of absence has been approved in writing by the Company. Any change in the type of Business Relationship the Participant has within or among the Company and its Affiliates shall not result in the forfeiture of the Performance Share Units so long as the Participant continuously maintains a Business Relationship.

(b) Death or Disability. In the event that (i) the Performance Goal is achieved on or before the last day of the Performance Period as certified by the Committee in writing and (ii) the Participant’s Business Relationship ceases after achievement of the Performance Goal by reason of death or Disability, then the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) shall be vested in and entitled to payment of a pro rata portion of the total number of Shares underlying the Performance Share Units based on the number of days elapsed in the Vesting Period prior to the cessation of the Business Relationship, less any Shares previously paid to the Participant, which shall be paid to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) within 60 days of the date of the cessation of the Business Relationship. In no event, shall the Participant be required to return Shares already paid, nor shall the total number of Shares payable be less than zero.

If the Performance Goal is not achieved on or before the date of such death or Disability, all of the Performance Share Units shall be forfeited for no consideration on the date of such death or Disability.

(c) Cessation without Good Cause. In the event that (i) the Performance Goal is achieved on or before the last day of the Performance Period as certified by the Committee in writing and (ii) the Participant’s Business Relationship ceases after achievement of the Performance Goal by reason of the Company’s termination of the Participant without Good Cause (as defined in Appendix A), then the Participant shall be vested in and entitled to payment of a pro rata portion of the total number of Shares underlying the Performance Share Units based on the number of days elapsed in the Vesting Period prior to the cessation of the Business Relationship less any Shares previously paid to the Participant, which shall be paid to the Participant within 60 days of the date of the cessation of the Business Relationship. In no event, shall the Participant be required to return Shares already paid, nor shall the total number of Shares payable be less than zero.

If the Performance Goal is not achieved on or before the date of such termination, all of the Performance Share Units shall be forfeited for no consideration on the date of such termination.

(d) Definitions. For purposes of this Section:

(i) “Beneficiary” shall mean the last person or persons designated by the Participant as his or her beneficiary in writing prior to the Participant’s death. If no such person survives the Participant, the Beneficiary shall be the Participant’s estate.

(ii) “Disability” shall mean that as a result of accidental bodily injury, sickness, mental illness, substance abuse or pregnancy, the Participant is expected for a period of twenty-four (24) months thereafter (i) to be prevented from performing one or more of the essential duties of the Participant’s occupation, (ii) to have monthly earnings of less than eighty percent (80%) of the Participant’s pre-Disability earnings, and (iii) to be under the regular care of a physician. For purposes of this Agreement a duty is essential if it is substantial, not incidental, is fundamental or inherent to the Participant’s occupation and cannot be reasonably omitted or changed; to be at work for the number of hours in the Participant’s regularly scheduled work week is also an essential duty. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.

5.	Payment.

(a) Subject to the Committee’s certification in writing of the achievement of the Performance Goal, within 60 days following a vesting date set forth in Sections 2, 4(b) or 4(c), as applicable, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, in which such vesting date occurs, the Company shall distribute to the Participant (or to the Participant’s Beneficiary in the event of death) the Shares underlying the Performance Share Units that vested on such vesting date, reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 12 hereof) and upon the satisfaction of all other applicable conditions as to the Performance Share Units; provided, however, that the Shares may be distributed following the date contemplated in this Section to the extent permitted under Section 409A of the Code without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of Section 409A of the Code (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any vested Performance Share Units shall be made in whole Shares. Vested Performance Share Units shall be rounded down to the nearest whole Share, and the Company shall pay the value of any fractional Shares to the Participant in cash on the basis of the Fair Market Value per share of Common Stock on the date of distribution.

(b) The Company shall not, however, be obligated to issue Shares to the Participant in accordance with Section 5(a) (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws, any applicable Tax-Related Items and the requirements of any stock exchange upon which Shares may be listed.

(c) Anything in the foregoing to the contrary notwithstanding, Performance Share Units granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 4 and 5 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A of the Code.

6.	Option of Company to Deliver Cash.

Notwithstanding any of the other provisions of this Agreement, at the time when any Shares are payable pursuant to Sections 5 or 11, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares underlying by Performance Share Units that are then payable an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable payment date or if such date is not a trading date, on the most recent preceding trading date). Such payments shall be made no later than the deadline set forth in Section 5(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy the withholding of Tax-Related Items (as defined in Section 12 hereof).

7.	Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Performance Share Units, either voluntarily or by operation of law. Any attempt to dispose of any Performance Share Units in contravention of the above restriction shall be null and void and without effect.

(b) The Company shall not be required (i) to transfer on its books any of the Performance Share Units which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such Performance Share Units any transferee to whom such Performance Share Units have been transferred in violation of any of the provisions contained herein.

8. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the Performance Share Units imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.

9. No Rights as Stockholder. The Performance Share Units represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof in accordance with the terms of this Agreement. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Performance Share Units. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the Performance Share Units unless and until such Shares are distributed to the Participant.

10. Adjustments for Capital Changes. The Plan contains provisions covering the treatment of Performance Share Units in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

11. Change in Control. Provisions regarding a Change in Control are set forth in Appendix A.

12.	Withholding Taxes.

(a) Regardless of any action the Company and/or the Affiliate employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant with respect to the Participant’s Award of Performance Share Units, vesting of the Performance Share Units, or the issuance of Shares (or payment of cash) in settlement of vested Performance Share Units is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the award of the Performance Share Units, the vesting of the Performance Share Units, the issuance of Shares (or payment of cash) in settlement of the Performance Share Units, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

(b) Prior to the relevant tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, in their sole discretion and without any notice to or authorization by the Participant, to withhold from the Shares being distributed under this Award upon the determination of vested Performance Share Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the most recent preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or Employer with respect to such Award, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding obligation amount. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being distributed under the Award as described above, the Participant hereby acknowledges that the Participant is deemed to have been issued the full number of Shares subject to the Award of Performance Share Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Award, vesting and/or settlement of the Performance Share Units. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, solely due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(c) Alternatively, or in addition, the Company may (i) only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, instruct the broker whom it has selected for this purpose to sell on the Participant’s behalf, the Shares to be issued upon the settlement of the Participant’s Performance Share Units to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.

(d) Finally, the Participant hereby acknowledges that the Participant is required to pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s Award of Performance Share Units, vesting of the Performance Share Units, or the issuance of Shares (or payment of cash) in settlement of vested Performance Share Units that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to deliver the Shares in settlement of the vested Performance Share Units to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

(e) The Participant has reviewed and understands the tax withholding and payment obligations as set forth in this Agreement and understands that the Company is not providing any tax advice and that the Participant should consult with Participant’s own tax advisors on the U.S. federal, state, foreign and local tax and non-U.S. tax consequences of the receipt of this Award and/or the transactions contemplated by this Agreement.

13. Nature of Grant. In accepting the Performance Share Units, Participant acknowledges that: (a) the grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of Performance Share Units even if Performance Share Units have been granted repeatedly in the past; (b) all decisions with respect to future awards of Performance Share Units, if any, will be at the sole discretion of the Company; (c) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (d) in consideration of the award of Performance Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Share Units or any diminution in value of the Performance Share Units or Shares received when the Performance Share Units vest resulting from the Participant’s termination of employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local employment laws), and Participant irrevocably releases the Company and/or the Affiliate from any such claim that may arise; (e) in the event of involuntary termination of Participant’s employment (whether or not in breach of local employment laws), Participant’s right to receive Performance Share Units and vesting under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law or contract, and the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Performance Share Units; (f) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and (g) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14.	Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, the Plan or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall materially impair the rights of any Participant without such Participant’s consent. Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that (i) such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction, or (ii) such amendment or modification, including cancellation of the Award granted under this Agreement, is necessary or advisable in order to comply with, or avoid, adverse consequences due to changes in the laws or rules applicable to the Company or the Participant that the Company considers significant. Notwithstanding the foregoing, in the event of a Change in Control, amendments or modifications, including cancellation of the Award granted under this Agreement pursuant to Section 14(b)(ii), shall not be permitted except as provided for in Appendix A of this Agreement.

(c) Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f) Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Award or this Agreement.

(g) Section 409A. This Agreement, the Performance Share Units and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A of the Code (“Section 409A”) and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Performance Share Units are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award of Performance Share Units. Any payments described in this Section 14(g) that are required to be paid within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, officers and agents shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee or its delegates.

(h) Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

(i) Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether the Performance Goal has been achieved and whether or not any Performance Share Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

APPENDIX A

Performance Share Unit Agreement (TSR Hurdle Form)

Change in Control Provisions

(a) Notwithstanding anything contained herein to the contrary, in the event of a Change in Control during the Performance Period and provided that (i) the Performance Goal is achieved on or before the date the Change in Control is consummated (as certified by the Committee in writing) and (ii) the Participant’s Business Relationship with the Company or Affiliate has not ceased prior to the consummation of the Change in Control, then any Performance Share Units that have not vested as of the date the Change in Control is consummated (the “Remaining Performance Share Units”) shall vest in accordance with the vesting schedule set forth in paragraph (b) below, subject, however, to earlier vesting under paragraph (c) below. Any Shares payable in respect of the Remaining Performance Share Units shall be delivered to the Participant (to the extent not already delivered) as set forth in Section 5 of the Agreement but in no event later than the date the Change in Control is consummated. If the Performance Goal is not achieved on or before the date the Change in Control is consummated, then, notwithstanding any provision in any employment agreement, Company policy or other agreement between the Participant and the Company to the contrary, all of the Performance Share Units shall be immediately forfeited for no consideration.

(b) The Remaining Performance Share Units shall vest on the last day of the Vesting Period, provided that the Participant’s Business Relationship has not ceased as of the vesting date.

(c) If the Participant’s employment with the Company or Affiliate is terminated by the Company without Good Cause, by the Participant for Good Reason, or by reason of the Participant’s death or Disability, in each case on or within 12 months of such Change in Control, then all of the Remaining Performance Share Units not already vested shall become fully vested on such termination.

(d) For purposes of this Agreement, the following terms shall have the assigned meanings:

(i)	“Change in Control” shall have the meaning assigned to it in the Plan.

(ii)	“Good Cause” means conduct involving one or more of the following:

A.	the conviction of Participant of, or plea of guilty or nolo contendere by the Participant to, a felony, or the willful misconduct by Participant resulting in material harm to the Company;

B.	fraud, embezzlement, theft or dishonesty by Participant against the Company or any Subsidiary or repeated and continued failure to perform Participant’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or

C.	the Participant’s material breach of any term of confidentiality and/or non-competition agreements.

(iii)	“Good Reason” means:

A.	a reduction by the Company or its successor of more than 10% in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control;

B.	a reduction by the Company or its successor of more than 10% of the Participant’s individual annual target bonus opportunity;

C.	a significant and substantial reduction of the Participant’s responsibilities and authority, as compared with the Participant’s responsibilities and authority in effect immediately preceding the Change in Control; or a material adverse change in the Participant’s reporting relationship as compared with the Participant’s reporting relationship in effect immediately prior to the Change in Control; or

D.	any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location at the time of the Change in Control and in a new office location that is a greater distance from the Participant’s principal residence at the time of the Change in Control than the distance from the Participant’s principal residence to the Participant’s primary office location at the time of the Change in Control.